Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Steven Murdock)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of August 14, 2012 (the “Effective Date”), by and between Meade Instruments Corp., a Delaware corporation (the “Company”), and Steven Murdock (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated effective as of February 1, 2010, as amended by that certain Amendment to Employment Agreement made as of June 29, 2011 (collectively, the “Original Agreement”).

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby amend the Original Agreement in its entirety and agree as follows:

1. Term. The Company hereby employs Executive, and Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and ending on February 28, 2013, unless sooner terminated in accordance with the provisions of Section 5; with such employment to continue thereafter for successive one-year periods in accordance with the terms of this Agreement on March 1, 2013 and each anniversary thereof (subject to termination as aforesaid) unless either party notifies the other party in writing not less than ninety (90) days before expiration of the initial term and each annual renewal thereof (the period during which Executive is employed hereunder being hereinafter referred to as the “Term”) of an intent not to renew this Agreement.

2. Services and Exclusivity of Services. So long as this Agreement shall continue in effect, Executive shall devote Executive’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Executive’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Company’s Board of Directors (the “Board”).

Without the prior express written authorization of the Board, Executive shall not, directly or indirectly, during the term of this Agreement render services to any other person or firm for compensation or engage in any activity competitive with or adverse to the Company’s business. Executive may serve as a director or in any other capacity of any business enterprise or any nonprofit or governmental entity or trade association, provided in each case that such service is approved in advance of such service and in writing by the Board. Notwithstanding the foregoing, Executive may make and manage personal business investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking the approval of the Board, provided that such activities and services do not materially interfere or conflict with the performance of the duties hereunder or create any conflict of interest with such duties.

3. Duties and Responsibilities. Executive shall serve as the Chief Executive Officer of the Company for the duration of this Agreement. In the performance of Executive’s duties, Executive shall report directly to the Board and shall be subject to the direction of the Board and to such limits on Executive’s authority as the Board may from time to time impose. During the term of this Agreement, Executive shall be based at the Company’s principal executive offices in Orange County, California. Executive agrees to observe and comply with the rules and regulations of the Company and agrees to carry out and perform orders, directions and policies of the Company and the Board as they may be, from time to time, stated in writing.

4. Compensation.

(a) Base Compensation. During the term of this Agreement, the Company agrees to pay Executive an annual base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in accordance with the Company’s practices in effect from time to time (the “Base Salary”).

(b) Incentive Compensation.

(i) Executive shall also be entitled to a cash bonus if certain targets are achieved. The calculation of such cash bonus amount shall be determined by the Company’s compensation committee within the first sixty (60) days of each fiscal year; provided, however, that for the Company’s FY2013 the cash bonus shall be calculated as set forth in Section 4(b)(ii) below.

(ii) If the Company’s EBITDA is positive for FY2013, then Executive shall be entitled to a cash bonus equal to 28.75% of such EBITDA up to a maximum cash bonus of $23,000.

Any such cash bonus shall be paid to Executive after the last day of FY2013 and prior to April 15, 2013. For purposes of this Agreement, the following terms shall have the following meanings:

“FY2013” means the Company’s fiscal year ending February 28, 2013.

“EBITDA” means an amount equal to the Net Income (without taking into account any payment to Executive under this Section 4(b)(ii) and any bonus payment to John Elwood) for FY2013 plus the provision for interest, income taxes and plus the amount of Non-Cash Items.

“Net Income” means the Company’s net income as determined in accordance with generally accepted accounting principles in the United States, determined on a consistent basis).

“Non-Cash Items” means the following items to the extent included in Net Income for FY2013:

(A) depreciation and amortization expense;

(B) stock-based compensation expense; and

(C) impairment of inventory, goodwill and/or intangibles charges.

(iii) If Executive is terminated by the Company for any reason or Executive voluntarily terminates his employment for any reason at any time prior to end of FY2013, Executive shall not be entitled to any payment under Section 4(b)(ii); provided, however, if after November 1, 2012, Executive is terminated by the Company without Cause, he terminates his employment for Good Reason, he dies, he suffers a Disability, or this Agreement is not renewed by the Company, then the Company shall pay Executive or his estate (in the case of his death) any payment which would be due and payable under Section 4(b)(ii) as if he had remained employed by the Company throughout the end of FY2013. Any such payment shall be paid to Executive after the last day of FY2013 and prior to April 15, 2013.

(c) Other Benefits. The Company shall pay all of the Executive medical and dental insurance premiums. Executive shall also be entitled to all rights and benefits for which Executive may otherwise be eligible under any applicable bonus plan, incentive agreement, stock option or equity incentive plan, participation or extra compensation plan, pension plan, profit-sharing plan, life, disability, or insurance plan or policy or other plan or benefit that the Company may provide for Executive or (provided Executive is eligible to participate therein) for employees of the Company generally, as from time to time in effect, during the term of this Agreement.

(d) Perquisites. Executive shall be entitled to four (4) weeks paid vacation each twelve-month period, which shall accrue on a pro rata basis from the date employment commences under this Agreement. Vacation time will continue to accrue so long as Executive’s total accrued vacation does not exceed eight (8) weeks. Should Executive’s accrued vacation time reach eight (8) weeks, Executive will cease to accrue additional vacation until Executive’s accrued vacation time falls below this level. All vacation time shall be subject to the plans, policies, programs and practices as in effect generally with respect to other peer employees of the Company.

5. Termination. This Agreement and all obligations hereunder (except the obligations contained in Sections 7, 8, 9, 10 and 11 (Confidential Information, Inventions and Patents, Non-Competition, No Solicitation of Customers, and Noninterference with Employees) which shall survive any termination hereunder) shall terminate on the end of the Term or upon the earliest to occur of any of the following:

(a) Voluntary Termination. Executive’s employment shall terminate upon the voluntary termination by Executive or retirement from the Company in accordance with the normal retirement policies of the Company. In such instance, all obligations hereunder to Executive (or Executive’s heirs or legal representatives) shall cease, other than for payment of the sum of (i) Executive’s annual Base Salary through the date of termination and (ii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law.

(b) Death or Disability of Executive. Executive’s employment shall terminate upon the death or Disability (as defined below) of Executive. In such instance, except as set forth below or as provided in Section 4(b)(ii), all obligations hereunder to Executive (or Executive’s heirs or legal representatives) shall cease, other than for (i) payment of the sum of the Accrued Obligations, which shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law; and (ii) payment to Executive or Executive’s estate or beneficiary, as applicable, of any amount due pursuant to the terms of any applicable benefit plan. For the purposes of this Agreement, Disability shall mean Executive is unable to engage in any substantial gainful activity (including, without limitation, the performance of Executive’s duties under this Agreement on a full-time basis by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least six (6) months as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(c) Cause. The Company may terminate Executive’s employment and all of Executive’s rights to receive Base Salary and any other benefits hereunder for Cause. For purposes of this Agreement, the term “Cause” shall be defined as any of the following; provided, however, that the Company must determine the presence of such Cause in good faith:

(i) Willful misconduct by Executive, including, without limitation (A) Executive’s material breach of any duties and responsibilities under this Agreement (other than as a result of incapacity due to Executive’s disability), (B) Executive’s commission of a material act of fraud upon the Company, or (C) Executive’s immoderate use of alcoholic beverages or narcotics or other substance abuse. For purposes of this Section 5(c), no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interest of the Company;

(ii) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for a felony or any crime which adversely affects the Company and/or its reputation in the community or which involves moral turpitude or is punishable by imprisonment in the jurisdiction involved; or

(iii) Executive’s willful violation of any duty of loyalty to the Company or a material breach of Executive’s fiduciary duties to the Company.

Notwithstanding anything to the contrary in the foregoing, no termination or other action shall be considered to be for Cause under this Agreement unless (y) the Executive first shall have received at least 15 days written notice (the “Company Notice”) setting forth the reasons for the Company’s intention to terminate or take other action; and (z) the Executive shall have failed to cure or remedy the event constituting the Cause within 30 days after the Executive’s receipt of the Company Notice.

(d) Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment with the Company without Cause at any time, but in the event of such termination without Cause, Executive shall be entitled to receive a lump sum payment equal to the sum of (i) Executive’s then current monthly Base Salary for a period of twelve months, and (ii) funds equal to the aggregate amount of the Company sponsored portion of Executive’s group medical and dental insurance coverage for Executive and Executive’s spouse and/or family (if applicable), as in place immediately before notice of the termination, for a period of 18 months (or if longer, the period between termination and August 4, 2016), as governed by the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), effective June 1, 2006. The Company will provide Executive with a COBRA notice, which will include the insurance premium rate information for coverage for Executive under COBRA. It will be Executive’s responsibility and obligation to pay the applicable COBRA premiums for such coverage. All payments set forth in this Section 5(d) shall be paid on or before the earlier of 10 days after the date the termination occurs or in compliance with applicable law; provided, however, that Executive shall not be permitted, directly or indirectly, to designate the Executive’s taxable year of the payment.

(e) Non-Renewal. In the event Executive is terminated pursuant to a notice of non-renewal tendered by the Company to Executive, then Executive shall be entitled to receive payment equal to and on the same terms and conditions and at the same times as that paid to Executive under Section 5(d) hereof. In the event Executive is terminated pursuant to a notice of non-renewal tendered by Executive to the Company then such termination shall be treated as a voluntary termination by Executive without Good Reason.

(f) Good Reason. In the event Executive voluntarily terminates Executive’s employment pursuant to Section 5(a) hereof, and such termination is made by Executive for Good Reason (as defined below), then Executive shall be entitled to receive payment equal to and on the same terms and conditions and at the same times as that paid to Executive under Section 5(d) hereof; provided, however, that before Executive may terminate his or her employment pursuant to this Section 5(f) and be entitled to receive the payments set forth in Section 5(d), the Company shall have the opportunity to remedy the conditions constituting Good Reason for a period of 30 days after the receipt of written notice by Executive specifying (in reasonable detail) the facts and circumstances for such Good Reason termination and the corrective action Executive believes is required to remedy such action; provided further, that such notice must be delivered in writing to the Board hereunder no later than ninety (90) days after the time Executive first becomes aware of the facts and circumstances giving rise to Executive’s notice of Good Reason hereunder. For purposes of this Agreement “Good Reason” shall be defined as any of the following:

(i) The material diminution of authority, duties or responsibilities of Executive under this Agreement.

(ii) Any material reduction by the Company to Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time-to-time.

(iii) Any material change in the geographic location at which Executive must perform his duties under this Agreement, which shall be defined for purposes of this Agreement, as the Company requiring Executive to be based at any office or location which increases the distance from Executive’s home to the office or location by more than 45 miles from the distance in effect at the beginning of the term of this Agreement.

6. Business Expenses. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Executive promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the reasonable policies, practices and procedures established from time to time by the Company generally with respect to other peer employees and incurred in the pursuit and furtherance of the Company’s business and goodwill. Such reimbursements shall be made in accordance with Internal Revenue Code Section 409A, including the following provisions: (i) the amount of any such expense reimbursement provided during one of Executive’s tax years shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of Executive’s tax year that immediately follows the tax year in which the expense was incurred; and (iii) Executive’s right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

7. Confidential Information. Executive acknowledges that the nature of Executive’s engagement by the Company is such that Executive shall have access to information of a confidential nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based. Such information includes financial, manufacturing and marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or any of its subsidiaries (the “Confidential Information”). Executive acknowledges that the Confidential Information constitutes trade secrets of the Company. Executive shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by the Company. Upon termination of Executive’s employment with the Company, Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Executive, the Company or anyone else.

8. Inventions and Patents. Except as may be limited by Section 2870 of the California Labor Code, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during the term of this Agreement which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company. Executive will promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

Executive acknowledges hereby receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Executive) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.

9. Non-Competition. Executive agrees that, during the term of Executive’s employment, Executive shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, consultant, or otherwise, promote, participate or engage in any activity or other business competitive with the business of the Company or any of its subsidiaries.

10. Non-Solicitation of Customers. Executive acknowledges that the Confidential Information constitutes trade secrets of the Company, and Executive acknowledges that the following is necessary to protect the Confidential Information: Executive agrees that for a period of 12 months after the termination of employment with the Company or any of its subsidiaries, Executive will not, on behalf of Executive or on behalf of any other individual, association or entity, call on any of the customers of the Company or any of its subsidiaries for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company or any of its subsidiaries, nor will Executive in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Executive or any other person or entity by or with which Executive is employed, associated, affiliated or otherwise related.

11. Noninterference with Employees. Executive acknowledges that the Confidential Information constitutes trade secrets of the Company, and Executive acknowledges that the following is necessary to protect the Confidential Information: Executive agrees that during the term hereof and for a period of 12 months thereafter, Executive will not, directly or indirectly, solicit any employee of the Company or any of its subsidiaries to leave such employment.

12. Remedies. The parties hereto agree that the services to be rendered by Executive pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Executive of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Executive. This Section 12 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

13. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

14. Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Executive hereunder are personal and otherwise not assignable.

15. Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal executive office at:

Meade Instruments Corp.

27 Hubble

Irvine, California 92618

Phone: (949) 451-1450; Facsimile: (949) 451-1460

Attention: Chief Financial Officer

or at such other address as the Company may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

16. Entire Agreement. This Agreement contains the entire agreement and final understanding of the parties relating to the subject matters hereof and shall supersede and replace any prior agreements (including, without limitation, any prior employment agreements), undertakings, negotiations, commitments, and practices relating to Executive’s employment with the Company, whether written or oral. Except as contained herein, any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This Agreement is an integrated agreement.

17. Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

18. Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

19. Governing Law. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines All actions or proceedings under or relating to this Agreement will be resolved in a state or federal court located in Orange County, California; provided, however, that in the Company’s discretion, such an action may be heard in some other place designated by it if necessary to acquire jurisdiction over third persons so that the dispute can be resolved in one action. Each party hereby (i) agrees to submit to the exclusive jurisdiction of the federal and state courts located in Orange County, California, (ii) agrees to appear in any such action, (iii) consents to the exclusive jurisdiction of such courts and (iv) waives any objections it might have as to exclusive venue in any such court. Service of process may be made in any action, suit or proceeding by mailing or delivering a copy of such process to a party at its address and in the manner set forth in Section 15.

20. Waiver of Jury Trial.

THE COMPANY AND EXECUTIVE HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP BETWEEN THEM OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR SUCH RELATIONSHIP. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court or that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, wrongful termination claims, claims for discharge in violation of public policy, claims of discrimination and all other common law and statutory claims, to the maximum extent permitted by law. The Company and Executive each acknowledge that this waiver is a material inducement to enter into this Agreement, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. THE COMPANY AND EXECUTIVE FURTHER WARRANT AND REPRESENT THAT EACH HAS HAD AN OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING SUCH OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT MODIFICATIONS TO OR EXTENSIONS OF THIS AGREEMENT. In the event of arbitration or litigation, this Agreement may be filed as a written consent to arbitration or to a trial by the court.

21. Arbitration. As a material inducement to enter into this Agreement, Executive and the Company each hereby agree that any “Claims” or “Controversies” (as defined below) arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), or Executive’s employment or termination, that Executive may have against the Company or it officers, directors, employees, or agents, in their capacity as such, or that the Company may have against Executive, shall be resolved solely through binding arbitration. Executive and the Company each hereby acknowledge that this agreement to arbitrate means that Executive and the Company are relinquishing his/her/its rights to either a jury trial or court trial for the resolution of any claims that Executive and the Company may have against the other.

“Claims” or “Controversies” arising out of this Agreement or Executive’s employment or termination means and includes all claims for breach of this Agreement, harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, wrongful termination, whistle-blowing and all other claims relating to this Agreement or Executive’s employment or termination, except that claims covered by the Workers’ Compensation Act and claims for unemployment benefits are not covered by this agreement to arbitrate.

All Claims or Controversies shall be submitted to a single neutral arbitrator. The arbitration shall take place in Orange County, California, unless otherwise mutually agreed. The arbitrator shall be mutually agreed-upon by Executive and the Company. If Executive and the Company cannot agree upon an arbitrator, the selection process shall be governed by the employment arbitration rules and procedures of the American Arbitration Association (“AAA”). Regardless of the arbitrator chosen, the arbitration proceedings shall be governed by the then current AAA procedural rules, except that if a contrary rule exists: (1) all monetary or provisional remedies available under applicable state or federal statutory law or common law will remain available to both parties; (2) except as mutually agreed upon by the parties, there will be no limitation on discovery beyond that which exists in cases litigated in Orange County Superior Court; and (3) the California Rules of Evidence shall apply to the arbitration hearing. In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs, including arbitrator fees. This agreement to arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Executive and the Company and judgment upon the award rendered by the arbitrator hereunder may be entered in any court having jurisdiction thereof.

22. Withholding. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

23. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

24. Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

25. Drafting. The parties hereto each hereby waives the benefit of any statute or rule of law or judicial decision, which would otherwise require that the provisions of this Agreement be construed or interpreted most strongly against the party responsible for the drafting thereof.

26. Compliance with Section 409A.

(a) Generally. The Company and Executive each acknowledge and agree that it is intended that any amounts payable hereunder as well as the Company’s and Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Executive to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be deemed to be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b) Specified Employee. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), and the payments to Executive, if any, pursuant to Sections 4(b)(iii) or 5(d) of this Agreement, (including pursuant to Sections 5(e) or 5(f) by reference to Section 5(d)), when considered together with any other severance payments or separation benefits are considered to provide for the “deferral of compensation” (within the meaning of Section 409A and the regulations and other guidance promulgated thereunder) (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full after the later of: (i) two and one-half (2 1/2) months following the end of the Company’s taxable year in which such termination occurs, or (ii) two and one-half (2 1/2) months following the end of Executive’s taxable year in which such termination occurs, then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment and other payment described in Section 26(b) is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable (without interest) on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination of employment but prior to the six (6) month anniversary of Executive’s termination, then any payments delayed in accordance with this paragraph will be payable (without interest) in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s termination of employment occurs.

(d) Separation From Service. For purposes of this Agreement, references to termination of Executive’s employment or similar phrases shall mean “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEADE INSTRUMENTS CORP.

By:	/s/ John A. Elwood
John A. Elwood
Chief Financial Officer

EXECUTIVE

/s/ Steven Murdock
Steven Murdock
(ADDRESS)